SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): March 29, 2000


                             PINNACLE SYSTEMS, INC.
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             (Exact name of registrant as specified in its charter)


            California                  0-24784                  94-3003809
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(State or other jurisdiction of       (Commission              (IRS Employer
 incorporation or organization)       File Number)           Identification No.)


            280 North Bernardo Ave., Mountain View, California 94043
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   (Address of principal executive offices of Registrant, including zip code)


                                 (650) 237-1600
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              (Registrant's telephone number, including area code)



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Item 5.  Acquisition or Disposition of Assets

         On March 29, 2000, Pinnacle Systems, Inc., a California corporation ("Pinnacle"), completed the acquisition of Puffin Designs, Inc. ("Puffin"), a privately held provider of content creation solutions made by and for professionals working in broadcast, film and video content creation markets. The Puffin acquisition was made pursuant to the terms and conditions of an Agreement and Plan of Reorganization dated March 24, 2000 (the "Puffin Agreement") and was effected by the merger of a wholly-owned subsidiary of Pinnacle with and into Puffin Designs, Inc., with Puffin being the surviving corporation and becoming a wholly-owned subsidiary of Pinnacle. Under the terms of the Puffin Agreement, Pinnacle issued 360,352 shares of its common stock and assumed outstanding options and an outstanding warrant to purchase shares of Puffin Common Stock valued in aggregate at approximately $13.0 million. In addition, Pinnacle assumed liabilities of approximately $2.0 million. Pinnacle will account for the acquisition as a purchase and anticipates that a portion of the purchase price will be charged as in-process research and development and other non-recurring costs in the quarter ending March 31, 2000. The purchase price was determined through an arm's-length negotiation between the parties.

         Also, on March 30, 2000, Pinnacle completed the acquisition of Digital Editing Services, Inc. ("DES"), a privately held provider of real-time video analysis and database solutions. The DES acquisition was made pursuant to the terms and conditions of an Agreement and Plan of Merger dated March 29, 2000 (the "DES Agreement") and was effected by the merger of DES with and into a wholly-owned subsidiary of Pinnacle with DES being the surviving corporation and becoming a wholly-owned subsidiary of Pinnacle. Under the terms of the DES Agreement, Pinnacle issued 287,752 shares of its common stock valued at $7.0 million and paid cash of $300,000. In addition, Pinnacle assumed liabilities of approximately $1.0 million. The DES Agreement also includes an "earnout" in which the stockholders of DES will receive addition consideration if the acquired operating group achieves certain sales and profit levels during the earnout period, which is the first twelve full months following the acquisition. Pinnacle will account for the acquisition as a purchase and anticipates that a portion of the purchase price will be charged as in-process research and development and other non-recurring costs in the quarter ending March 31, 2000. The purchase price was determined through an arm's-length negotiation between the parties.

         On April 6, 2000, Pinnacle completed the acquisition of Montage Group, Ltd. ("Montage"), a privately held provider of networked non-linear editing. The Montage acquisition was made pursuant to the terms and conditions of a Stock Acquisition Agreement and dated April 6, 2000 (the "Montage Agreement") under which Pinnacle acquired all of the outstanding capital stock of Montage. Under the terms of the Montage Agreement, Pinnacle issued 125,224 shares of its common stock valued at $3.7 million. In addition, Pinnacle assumed liabilities of approximately $2.0 million. The Montage Agreement also includes an "earnout" in which the stockholders of Montage will receive addition consideration if the acquired operating group achieves certain sales and profit levels during the earnout period, which is the first two years following the acquisition. Pinnacle will account for the acquisition as a purchase and anticipates that a portion of the purchase price will be charged as in-process research and development and other non-recurring costs in the


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quarter  ending June 30, 2000.  The  purchase  price was  determined  through an arm's-length negotiation between the parties.

Item 7.  Financial Statements and Exhibits.

         c.       Exhibits.

                  99.1     Press Release dated March 29, 2000
                  99.2     Press Release dated April 7, 2000



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      PINNACLE SYSTEMS, INC.



Dated:  April 12, 2000                By: /S/ Mark L. Sanders
                                          ------------------------------------
                                          Mark L. Sanders, President and Chief
                                          Executive Officer




Dated: April 12, 2000                 By: /S/ Arthur D. Chadwick
                                          ------------------------------------
                                          Arthur D. Chadwick, Vice President,
                                          Finance and Administration and Chief
                                          Financial Officer